Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which report includes an explanatory paragraph relating to Talphera, Inc.’s ability to continue as a going concern) dated March 31, 2025, relating to the consolidated financial statements of Talphera, Inc. as of and for the years ended December 31, 2024 and 2023, which appears in the Annual Report on Form 10-K of Talphera, Inc., for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ BPM LLP

Walnut Creek, California

September 22, 2025